Exhibit 10.1

LEMAITRE VASCULAR, INC.

EIGHTH AMENDED AND RESTATED

EQUITY AWARD GRANT POLICY

I.	General Scope

This Equity Award Grant Policy (this “Policy”) establishes the process for LeMaitre Vascular, Inc. (the “Company”) to follow when it grants shares of restricted or unrestricted stock, long term incentive awards, stock options, performance stock, or other equity-based awards (collectively, “Equity Awards”) to a director, officer or employee of the Company or any of its direct or indirect subsidiaries pursuant to the Company’s Third Amended and Restated 2006 Stock Incentive and Stock Option Plan, or any other equity compensation plan of the Company that the Board of Directors or Compensation Committee determines to be subject to this Policy (collectively, the “Plans”).

II.	Equity Award Grant Date

While the Plans may permit the granting of Equity Awards at any time, the Company will generally only grant Equity Awards on a regularly scheduled basis. Doing so will enhance the effectiveness of the Company’s internal control over its Equity Award grant process and alleviate some of the burdens related to accounting for Equity Awards in accordance with Financial Accounting Standards Board released Statement No. 123R, Share-Based Payment (“FAS 123R”). If extraordinary circumstances arise such that the Compensation Committee or the Board of Directors determines it is advisable to grant an Equity Award at a time other than as set forth below, the Compensation Committee or the independent members of the Board of Directors may consider and approve any such grant.

Grants of Equity Awards will be made at a meeting of the Compensation Committee or Board of Directors (each, a “Grant Date”) or by written consent. All grants will be made effective as of the date on which such grant is approved. Grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will be made at the first Compensation Committee or Board meeting following the date that the employment begins or the date that the promotion becomes effective, respectively. Grants of Equity Awards to Employees who are entitled, pursuant to the Company’s then-effective equity granting program, to regular annual Equity Award grants will be made at the regular quarterly Compensation Committee or Board Meeting held in the third or fourth fiscal quarter.

III.	Approval of Equity Awards

Compensation Committee Approval

All Equity Award grants must be approved in advance by the Compensation Committee or the independent members of the Board of Directors. The minutes of meetings at which Equity Award grants are approved will list the name of each grantee, the type and amount of Equity Awards granted, the scheduled grant date, the vesting schedule for the Equity Awards and any non-standard material terms. The amount of the grant will be either the number of shares subject to the Equity Award or the fair value of the award calculated under FAS 123R using the assumptions utilized by the Company in connection with its audited financial statements. The Compensation Committee or independent members of the Board of Directors may also approve an Equity Award grant by unanimous consent in writing or by electronic transmission (rather than as part of a meeting). Any such consent in writing or by electronic transmission will be effective as of the latest date it is signed or transmitted, respectively, and, therefore, the effective grant date may not be prior to such latest date.

No Delegations

There are currently no delegations to any individuals of the power and authority to grant Equity Awards under the 2006 Plan. All prior delegations have been revoked.

IV.	Equity Award Pricing

All Equity Awards will be priced on the effective date of grant in the manner described below.

Restricted and Unrestricted Stock and Long Term Incentive Award

If the amount of the award is to be determined by reference to a dollar value, the number of shares of restricted or unrestricted stock and long term incentive awards that are issued will be calculated by dividing the dollar value of the approved award by the closing market price on the Nasdaq Global Market (or such other market on which the Company’s common stock is then principally listed) of a share of the Company’s common stock on the effective date of grant.

Performance Stock

The amount of shares subject to an award of Performance Stock will be determined by the Compensation Committee in its discretion.

Stock Options

The exercise price of all stock options will be equal to (or, if specified in the approval of the stock option award, greater than) the closing market price on the Nasdaq Global Market (or such other market on which the Company’s common stock is then principally listed) of a share of the Company’s common stock on the effective date of grant. If the amount of the award is to be determined by reference to a fair value calculated under FAS 123R, then the number of shares to be subject to such stock option shall be determined based on such fair value, the exercise price determined in accordance with the preceding sentence and the approved valuation assumptions, subject to any other limits on the number of shares that may be subject to such stock option.

V.	Equity Award Frequency and Sizing

Grants to Non-Employee Directors

The Company will grant Equity Awards to non-employee directors pursuant to the Non-Employee Director Stock Option Grant Policy approved by the Board of Directors on May 26, 2006, as may be amended from time to time, which as of the date of adoption of this policy provides that, (i) upon their initial election or appointment to the Board of Directors, each non-employee director receives an option to purchase 20,000 shares of the Company’s Common Stock, subject to vesting in three equal annual installments based upon continued service to the Company, and (ii) thereafter, each non-employee director receives an option to purchase 7,500 shares of our common stock, subject to vesting in three equal annual installments based upon continued service to the Company, at the first Compensation Committee or Board of Directors meeting following each annual meeting of our stockholders, provided, he or she has served as a director for at least six months.

Grants to Chief Executive Officer and Other Key Employees

The Company may grant Equity Awards to its Chief Executive Officer upon a hire or promotion, in connection with a bonus plan, in recognition of a significant accomplishment, in connection with the completion of vesting of a previous grant, or at other times upon the determination of the Compensation Committee or the independent members of the Board of Directors. In granting such Equity Awards, the Compensation Committee or independent members of the Board of Directors will consider, among others, the following factors: the employee’s performance and contribution, retention concerns, if any, the employee’s level of stock ownership, market information for our compensation peer group, and the value of the employee’s pre-existing equity incentives. The Company’s other key employees will receive, subject to the discretion of the Compensation Committee or independent members of the Board of Directors, regular annual grants as described below. In addition, at the recommendation of the Chief Executive Officer, the Compensation Committee or the independent members of the Board of Directors may grant additional Equity Awards to certain of the Company’s executive officers and other key employees in the foregoing circumstances and upon consideration of the foregoing factors.

Regular Grants to Other Employees

The Company may, subject to the discretion of the Compensation Committee or independent members of the Board of Directors, grant regular Equity Awards to employees based upon the level of the employee on the Company’s organizational chart.

Employee Level	Value of Annual Option, Restricted Stock Unit (“RSU”), Performance Stock Unit (“PSU”) Grants at Plan
Level 0	$1,100,000,000 total of stock options, RSUs & PSUs
Level 1	$500,000 total of stock options, RSUs & PSUs
Level 2	$225,000 total of stock options, RSUs & PSUs
Level 3	$100,000 total of stock options, RSUs & PSUs
Level 4	$50,000 total of stock options, RSUs & PSUs
Level 5	$32,500 total of stock options, RSUs & PSUs
Level 6	$22,500 of RSUs
Level 7*	$10,000 of RSUs
Level 8*	$4,500 of RSUs
Level 9 or higher	As determined by Compensation Committee / BOD

*Only employees who are Level 7 or 8 as of January 31, 2019 will be eligible for equity grants and will be grandfathered in for all future equity grants at their then current level. Beginning February 1, 2019, there will be no grants to any new Level 7 or Level 8 employee (whether new to the Company or newly promoted to Level 8).

To the extent that grantees are located in jurisdictions where the grant of RSUs or PSUs would be less favorable to the Company from a tax perspective than the grant of options, then the Compensation Committee may determine to grant options, regardless of the employee level. The Compensation Committee also reserves the right to exclude grants in any jurisdictions or Company locations where it deems appropriate.

Stock options will be incentive stock options to the extent permissible by law. Grants would be made once per year. In each case the value of the award would be measured on the grant date as discussed in Section IV above. The Compensation Committee or the independent members of the Board of Directors will consider granting an additional Equity Award upon the recommendation of the Chief Executive Officer.

VI.	Informing Recipients of Equity Awards

The Company will provide a notice to each Equity Award grantee promptly after the approval of such Equity Award, which may be electronic in form. This notice will state, among other things, the type and amount of Equity Award to be granted. As soon as reasonably practicable thereafter, the Company will generate a paper or electronic Equity Award agreement reflecting the terms of the Equity Award and obtain the grantee’s signature or electronic acceptance.

VII.	Miscellaneous

The Compensation Committee has the sole power and authority to interpret the terms of this Policy and such interpretations will be binding on all persons. This Policy may be modified or amended at any time by the Board of Directors or the Compensation Committee.

APPROVED: July 3, 2021

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